Exhibit 99.1

TriPath Imaging, Inc. Announces Filing of Form 12b-25 for Extension of Time to File its Annual Report on Form 10-K for Fiscal Year Ended December 31, 2004

BURLINGTON, N.C., March 17, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH) today announced that it had filed a notification with the Securities and Exchange Commission on Form 12b-25 for an extension of time to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. As indicated in the Form 12b-25, the Company was unable to file its Form 10-K report by March 16, 2005 because the Company is still completing the preparation of its consolidated financial statements and the work required to complete management’s assessment of the Company’s internal control over financial reporting in accordance with Section 404 of Sarbanes-Oxley and the rules of the Public Company Accounting Oversight Board. The Company anticipates that it will file its Form 10-K no later than March 31, 2005. Further, the Company does not anticipate at this time that there will be any significant changes in the Company’s previously announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to anticipated results of operations and regulatory compliance. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanding sales and marketing presence may not have the expected impact; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2003.